FOR IMMEDIATE RELEASE

                                    FOR:   PATIENT INFOSYSTEMS, INC.

                                CONTACT:   Roger L. Chaufournier
                                           President & Chief Executive Officer
                                           (800) 276-2575

                     INVESTOR RELATIONS:   Yvonne A.T. Milligan-Prince
                                           Investor Relations Coordinator
                                           (800) 276-2575

                                WEBSITE:   www.ptisys.com


      PATIENT INFOSYSTEMS, INC. ANNOUNCES AGREEMENT TO COMBINE WITH HEALTH DATA SOLUTIONS AND AMERICAN CARE SOURCE THAT IS EXPECTED TO RESULT IN
                         DOUBLING OF PRO FORMA REVENUES

Rochester, NY, June 11, 2001 -- Patient Infosystems, Inc. (OTC: PATI), a leading provider of interactive health management programs utilizing Internet and advanced call center communications technology today announced it has reached an agreement to acquire substantially all the assets of Health Data Solutions (HDS) headquartered in Brownsburg, IN and its subsidiary, American Care Source (ACS), headquartered in Dallas, Texas. The combination of the companies will more than double the pro forma operating revenues of Patient Infosystems for Fiscal 2000 and accelerate the company's drive toward profitability. Health Data Solutions
(HDS) was founded in 1997 and is a provider of software and automated solutions that assist clients in efficiently processing health care claims. American Care Source (ACS) manages a network of ancillary providers serving the group health and workers compensation market sectors.

Roger L. Chaufournier, President and Chief Executive Officer of Patient Infosystems, Inc., stated, "Earlier this year we announced a strategic alliance with HDS/ACS. Since that time, we have worked together to develop a new business model that exploits the synergies between the companies. We are developing a new enterprise that we believe will be unique in health care, one that will make a major contribution toward improving individual health outcomes while reducing a population's aggregate health care costs. We will continue to market and support the types of products historically developed by Patient Infosystems. However, with this acquisition, we will open new revenue opportunities by offering the market an integrated solution that manages the administrative costs as well as medical costs."

Mark Bodnar, CEO of Health Data Solutions and American Care Source, commented, "Over the past few years, Health Data Solutions has successfully integrated several companies into a new model for the health care market. The disease and demand management programs now offered by Patient Infosystems, integrated with our core competencies in provider network management and administrative services, will offer an exciting solution for employers, payers, third party administrators, managed care organizations and the pharmaceutical industry. We have already begun co-marketing our products and foresee many opportunities for Patient Infosystems."

The new combined enterprise will focus on integrating care management programs with claims administration and network management services. This model will bring a single solution to a fragmented market. "We are pleased that the shared vision and synergy between the companies that resulted in our earlier strategic alliance has been strengthened, and we are now ready to fully integrate into a strong and competitive force in the market," concluded Mr. Chaufournier.

Under the terms of the agreement, Patient Infosystems will acquire the assets of Health Data Solutions (and American Care Source) in exchange for shares of common stock of Patient InfoSystems . Roger Chaufournier will remain President and Chief Executive Officer and Mark Bodnar, the current CEO of Health Data Solutions and American Care Source, will become Chairman of the newly-constituted board which will be controlled substantially by the former shareholders of Health Data Solutions. The companies plan to execute an operating agreement that will provide for the sharing of operations and certain responsibilities between Patient Infosystems and Health Data Solutions pending the completion of the acquisition. This should allow the companies to quickly achieve synergies that will accelerate the company's drive toward profitability. The Asset Purchase Agreement provides for closing the anticipated transaction no later than November 1, 2001, subject to the satisfaction of both parties on several conditions to closing including approval by the shareholders of Patient InfoSystems. The agreement contains various conditions to closing, some of which may not be satisfied. Therefore completion of the transaction cannot be assured until closing.

Patient Infosystems is a health management solutions company that integrates clinical expertise with advanced Internet; call center, and data management capabilities. The company offers a comprehensive portfolio of population-based interventions such as risk identification and stratification, demand management, disease management, and case management support. These services enable providers and payers to make more informed and timely decisions regarding the care of patients and members. The result is more cost effective care and improvement in human, clinical, and economic outcomes.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements with respect to, among other things, the uniqueness of the proposed new enterprise, the potential contribution by the combined new company to improve outcomes and control costs, the effectiveness of the business model of either company, the ability of the companies to integrate successfully the operations of the business and the acceleration of the company's drive toward profitability. These statements are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, fluctuations in operating results, the abilities of the companies to successfully integrate the combined operations of the companies, the ability of the companies to develop products and market these products to the health care industry, the prevalence of cost control measures by potential customers of the companies and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. In addition, information with respect to the pro forms results of operations of the combined companies is based upon preliminary financial information provided to Patient Infosystems by HDS and has not yet been audited. Therefore, the pro forma financial information, when reported, may differ from the expected results described in this release.

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